Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Fiscal 2023 Third Quarter Results

Generates Net Revenues of $417.6 million and a Net Loss of $71.0 million, which Net Loss Includes an After-Tax, Non-Cash Goodwill and Intangible Asset Impairment Charge of $53.1 million

Adjusted Net Loss(1) Improves to $17.8 million, Compared with an Adjusted Net Loss of $21.0 million in the Prior Year Period

Adjusted EBITDA(1) Loss Improves to $5.5 million, Compared with an Adjusted EBITDA Loss of $12.0 million in the Prior Year Period, as Gross Margin Improvement and Operating Efficiencies Mitigate Revenue Decline

Updates Fiscal 2023 Outlook

(1) Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of non-GAAP results to applicable GAAP results.

JERICHO, N.Y.--(BUSINESS WIRE)--May 11, 2023--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help inspire customers to give more, connect more, and build more and better relationships, today reported results for its fiscal 2023 third quarter, ended April 2, 2023.

Fiscal 2023 Third Quarter Highlights

  Total consolidated revenues decreased 11.1% to $417.6 million, compared with total consolidated revenues of $469.6 million in the prior year period.
  Gross profit margin for the quarter increased 80 basis points to 33.6%, compared with 32.8% in the prior year period.
  Operating expenses increased $44.7 million from the prior year period, including a $64.6 million non-cash goodwill and intangible assets impairment charge. Excluding the impact of this charge, operating expenses declined $19.8 million or 11.0%, as compared with the prior year period.
  Net loss for the quarter was $71.0 million, or $1.10 per share, which includes an after-tax non-cash goodwill and intangible assets impairment charge of $53.1 million or $0.82 per share. Adjusted Net Loss1 was $17.8 million, or $0.27 per share.
  Adjusted EBITDA1 for the quarter was a loss of $5.5 million, as compared with an Adjusted EBITDA1 loss of $12.0 million in the prior year period.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “Our third quarter results reflect a continuation of the trends that we have experienced throughout this fiscal year. In this challenging consumer environment, we are executing on our strategy to invest in and develop stronger customer relationships, while continuing to identify operating efficiencies to reduce expenses. As a result of our expense optimization efforts, combined with improving gross margin, we exceeded our Adjusted EBITDA1 expectations for the quarter and are raising our full year Adjusted EBITDA1 guidance.”

McCann added, “We will continue to optimize operating expenses in this environment, while simultaneously investing in the long-term growth of our business, as evidenced by the recent acquisitions of Things Remembered® and SmartGift®. We believe these efforts position us well once the broader consumer environment improves and reinforce our company as a premier gifting destination that helps our customers connect with the important people in their lives.”

Third Quarter 2023 Financial Results

Total consolidated revenues decreased 11.1% to $417.6 million, as compared with total consolidated revenues of $469.6 million in the prior year period.

Gross profit margin for the quarter was 33.6%, increasing 80 basis points from the prior year period led by the Consumer Floral and Gifts and BloomNet® segments. Operating expenses, excluding the impairment charge noted above, stock-based compensation, appreciation-or-depreciation of investments in the Company’s non-qualified compensation plan, and the costs associated with a legal settlement in the prior year period, were 38.1% of total sales, or flat with the prior year period, as lower advertising and labor costs were offset by higher depreciation and amortization due to our capital investments in technology and automation.

As a result, the Company generated a net loss of $71.0 million, or ($1.10) per share, and an Adjusted Net Loss1 of $17.8 million, or ($0.27) per share, compared with a net loss of $23.4 million, or ($0.36) per share, and an Adjusted Net Loss1 of $21.0 million, or ($0.32) per share, in the prior year period.

Adjusted EBITDA1 for the quarter was a loss of $5.5 million, as compared with an Adjusted EBITDA1 loss of $12.0 million in the prior year period.

Segment Results

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter decreased 11.7% to $147.9 million, compared with $167.4 million in the prior year period. Gross profit margin was 24.6%, compared with 25.3% in the prior year period, declining on continued higher commodity costs, increased promotional activity and overhead cost deleveraging. Segment contribution margin1 without the impairment charge was a loss of $13.9 million, compared with an adjusted loss1 of $14.2 million a year ago.
  Consumer Floral and Gifts: Revenues decreased 11.8% to $233.0 million, compared with $264.2 million in the prior year period. Gross profit margin increased to 37.9%, compared with 36.7% in the prior year period, on strategic pricing initiatives and lower cost of merchandise in part due to lower ocean freight costs. Segment contribution margin1 was $26.1 million, compared with $20.5 million the prior year.
  BloomNet: Revenues for the quarter decreased 3.8% to $37.0 million, compared with $38.4 million in the prior year period. Gross profit margin increased to 42.5%, compared with 38.7% in the prior year on strategic pricing initiatives and lower ocean freight costs. Segment contribution margin1 was $11.0 million, compared with $9.8 million in the prior year period.

Company Guidance

Based on its third quarter performance and outlook for the balance of the year, the Company is updating its Fiscal 2023 guidance. This outlook includes a continuation of the challenging consumer environment, which is expected to be mitigated by the Company’s expense management efforts.

The Company expects:

  total revenues to decline approximately 8% as compared with the prior year;
  adjusted EBITDA1 to be in a range of $85 million to $90 million; and
  Free Cash Flow1 to exceed $75 million.

Conference Call

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, May 11, at 8:00 a.m. (ET). The conference call will be webcast from the Investors section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investors section of the Company’s website within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. (ET) today through May 18, 2023, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #: 4785326.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures. Reconciliations for forward-looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including, for example, those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The lack of such reconciling information should be considered when assessing the impact of such disclosures.

EBITDA and Adjusted EBITDA:

We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation, and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for this limitation when using these measures by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) Per Common Share and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow:

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet, and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help inspire customers to give more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Stock Yards® and Simply Chocolate®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; DesignPac Gifts, LLC, a manufacturer of gift baskets and towers; and Alice’s Table®, a lifestyle business offering fully digital livestreaming and on demand floral, culinary and other experiences to guests across the country. 1-800-FLOWERS.COM, Inc. was recognized among the top 5 on the National Retail Federation’s 2021 Hot 25 Retailers list, which ranks the nation’s fastest-growing retail companies, and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

FLWS–COMP
FLWS-FN

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for the full Fiscal year; the Company’s ability to leverage its operating platform and reduce its operating expense ratio; its ability to sell through existing inventories; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic initiatives; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	April 2, 2023	July 3, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,598	$31,465
Trade receivables, net	36,792	23,812
Inventories	191,894	247,563
Prepaid and other	39,183	45,398
Total current assets	319,467	348,238

Property, plant and equipment, net	231,476	236,481
Operating lease right-of-use assets	128,746	129,390
Goodwill	153,376	213,287
Other intangibles, net	141,002	145,568
Other assets	24,720	21,927
Total assets	$998,787	$1,094,891

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$21,825	$57,386
Accrued expenses	147,750	175,392
Current maturities of long-term debt	20,000	20,000
Current portion of long-term operating lease liabilities	15,517	12,919
Total current liabilities	205,092	265,697

Long-term debt, net	128,112	142,497
Long-term operating lease liabilities	121,568	123,662
Deferred tax liabilities, net	31,352	35,742
Other liabilities	20,665	17,884
Total liabilities	506,789	585,482
Total stockholders’ equity	491,998	509,409
Total liabilities and stockholders’ equity	$998,787	$1,094,891

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2023	March 27, 2022	April 2, 2023	March 27, 2022
Net revenues:
E-Commerce	$357,801	$409,777	$1,387,133	$1,500,670
Other	59,765	59,799	231,914	221,323
Total net revenues	417,566	469,576	1,619,047	1,721,993
Cost of revenues	277,126	315,485	1,009,383	1,063,938
Gross profit	140,440	154,091	609,664	658,055
Operating expenses:
Marketing and sales	106,472	130,645	390,077	432,795
Technology and development	14,837	14,456	44,529	41,369
General and administrative	25,922	22,553	81,075	78,491
Depreciation and amortization	13,267	12,693	40,276	36,251
Goodwill and intangible impairment	64,586	-	64,586	-
Total operating expenses	225,084	180,347	620,543	588,906
Operating income (loss)	(84,644)	(26,256)	(10,879)	69,149
Interest expense, net	1,712	1,226	8,676	4,477
Other expense (income), net	1,404	4,007	2,474	954
Income (loss) before income taxes	(87,760)	(31,489)	(22,029)	63,718
Income tax expense (benefit)	(16,767)	(8,080)	126	11,858
Net income (loss)	$(70,993)	$(23,409)	$(22,155)	$51,860

Basic net income (loss) per common share	$(1.10)	$(0.36)	$(0.34)	$0.80

Diluted net income (loss) per common share	$(1.10)	$(0.36)	$(0.34)	$0.79

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,767	65,028	64,660	65,086
Diluted	64,767	65,028	64,660	65,849

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	April 2, 2023	March 27, 2022

Operating activities:
Net income (loss)	$(22,155)	$51,860
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill and intangible asset impairment	64,586
Depreciation and amortization	40,276	36,251
Amortization of deferred financing costs	998	943
Deferred income taxes	(4,390)	(1,678)
Bad debt expense	2,997	(873)
Stock-based compensation	5,941	6,803
Other non-cash items	(245)	1,352
Changes in operating items:
Trade receivables	(15,977)	(18,570)
Inventories	57,031	(51,928)
Prepaid and other	2,706	7,174
Accounts payable and accrued expenses	(59,806)	6,847
Other assets and liabilities	1,102	547
Net cash provided by operating activities	73,064	38,728

Investing activities:
Acquisitions, net of cash acquired	(5,000)	(22,105)
Capital expenditures, net of non-cash expenditures	(31,351)	(47,945)
Net cash used in investing activities	(36,351)	(70,050)

Financing activities:
Acquisition of treasury stock	(1,197)	(34,788)
Proceeds from exercise of employee stock options	-	846
Proceeds from bank borrowings	195,900	125,000
Repayment of notes payable and bank borrowings	(210,900)	(140,000)
Debt issuance cost	(383)	(284)
Net cash used in financing activities	(16,580)	(49,226)

Net change in cash and cash equivalents	20,133	(80,548)
Cash and cash equivalents:
Beginning of period	31,465	173,573
End of period	$51,598	$93,025

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Three Months Ended
	April 2, 2023	Goodwill and Intangible Impairment	Things Remembered Transaction Costs	As Adjusted (non-GAAP) April 2, 2023	March 27, 2022	Vital Choice and Alice's Table Transaction Costs	Litigation Settlement	As Adjusted (non-GAAP) March 27, 2022	% Change
Net revenues:
Consumer Floral & Gifts	$233,019	$-	$-	$233,019	$264,243	$-	$-	$264,243	-11.8%
BloomNet	36,968			36,968	38,448			38,448	-3.8%
Gourmet Foods & Gift Baskets	147,863			147,863	167,402			167,402	-11.7%
Corporate	36			36	43			43	-16.3%
Intercompany eliminations	(320)			(320)	(560)			(560)	42.9%
Total net revenues	$417,566	$-	$-	$417,566	$469,576	$-	$-	$469,576	-11.1%

Gross profit:
Consumer Floral & Gifts	$88,317			$88,317	$96,875			$96,875	-8.8%
	37.9%			37.9%	36.7%			36.7%

BloomNet	15,720			15,720	14,895			14,895	5.5%
	42.5%			42.5%	38.7%			38.7%

Gourmet Foods & Gift Baskets	36,371			36,371	42,343			42,343	-14.1%
	24.6%			24.6%	25.3%			25.3%

Corporate	32			32	(22)			(22)	245.5%
	88.9%			88.9%	-51.2%			-51.2%

Total gross profit	$140,440	$-	$-	$140,440	$154,091	$-	$-	$154,091	-8.9%
	33.6%	-	-	33.6%	32.8%	-	-	32.8%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$26,136	$-		$26,136	$20,523	$-	$-	$20,523	27.3%
BloomNet	10,982			10,982	9,783			9,783	12.3%
Gourmet Foods & Gift Baskets	(78,480)	64,586		(13,894)	(17,134)		2,900	(14,234)	2.4%
Segment Contribution Margin Subtotal	(41,362)	64,586	-	23,224	13,172	-	2,900	16,072	44.5%
Corporate (b)	(30,015)		201	(29,814)	(26,735)	25		(26,710)	-11.6%
EBITDA (non-GAAP)	(71,377)	64,586	201	(6,590)	(13,563)	25	2,900	(10,638)	38.1%
Add: Stock-based compensation	2,487			2,487	1,507			1,507	65.0%
Add: Compensation charge related to NQ Plan Investment (Depreciation) Appreciation	(1,446)			(1,446)	(2,881)			(2,881)	49.8%
Adjusted EBITDA (non-GAAP)	$(70,336)	$64,586	$201	$(5,549)	$(14,937)	$25	$2,900	$(12,012)	53.8%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Nine Months Ended
	April 2, 2023	Goodwill and Intangible Impairment	Things Remembered Transaction Costs	As Adjusted (non-GAAP) April 2, 2023	March 27, 2022	Vital Choice and Alice's Table Transaction Costs	Litigation Settlement	As Adjusted (non-GAAP) March 27, 2022	% Change
Net revenues:
Consumer Floral & Gifts	$672,248	$-	$-	$672,248	$760,555	$-	$-	$760,555	-11.6%
BloomNet	103,187			103,187	107,212			107,212	-3.8%
Gourmet Foods & Gift Baskets	844,522			844,522	855,830			855,830	-1.3%
Corporate	152			152	157			157	-3.2%
Intercompany eliminations	(1,062)			(1,062)	(1,761)			(1,761)	39.7%
Total net revenues	$1,619,047	$-	$-	$1,619,047	$1,721,993	$-	$-	$1,721,993	-6.0%

Gross profit:
Consumer Floral & Gifts	$262,510	$-	$-	$262,510	$302,903	$-	$-	$302,903	-13.3%
	39.0%			39.0%	39.8%			39.8%

BloomNet	44,086			44,086	46,325			46,325	-4.8%
	42.7%			42.7%	43.2%			43.2%

Gourmet Foods & Gift Baskets	302,902			302,902	308,745			308,745	-1.9%
	35.9%			35.9%	36.1%			36.1%

Corporate	166			166	82			82	102.4%
	109.2%			109.2%	52.2%			52.2%

Total gross profit	$609,664	$-	$-	$609,664	$658,055	$-	$-	$658,055	-7.4%
	37.7%	-	-	37.7%	38.2%	-	-	38.2%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$64,832	$-	$-	$64,832	$77,869	$-	$-	$77,869	-16.7%
BloomNet	29,847			29,847	32,530			32,530	-8.2%
Gourmet Foods & Gift Baskets	26,313	64,586		90,899	85,695		2,900	88,595	2.6%
Segment Contribution Margin Subtotal	120,992	64,586	-	185,578	196,094	-	2,900	198,994	-6.7%
Corporate (b)	(91,595)		444	(91,151)	(90,694)	540		(90,154)	-1.1%
EBITDA (non-GAAP)	29,397	64,586	444	94,427	105,400	540	2,900	108,840	-13.2%
Add: Stock-based compensation	5,941			5,941	6,803			6,803	-12.7%
Add: Compensation charge related to NQ Plan Investment (Depreciation) Appreciation	(2,548)			(2,548)	111			111	-2,395.5%
Adjusted EBITDA (non-GAAP)	$32,790	$64,586	$444	$97,820	$112,314	$540	$2,900	$115,754	-15.5%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):	Three Months Ended		Nine Months Ended
	April 2, 2023	March 27, 2022	April 2, 2023	March 27, 2022

Net income (loss)	$(70,993)	$(23,409)	$(22,155)	$51,860
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Add: Transaction costs	201	25	444	540
Add: Litigation settlement	-	2,900	-	2,900
Add: Goodwill and Intangibles Impairment	64,586	-	64,586	-
Deduct: Income tax effect on adjustments	(11,546)	(533)	(11,609)	(641)
Adjusted net income (loss) (non-GAAP)	$(17,752)	$(21,017)	$31,266	$54,659

Basic and diluted net income (loss) per common share
Basic	$(1.10)	$(0.36)	$(0.34)	$0.80
Diluted	$(1.10)	$(0.36)	$(0.34)	$0.79

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$(0.27)	$(0.32)	$0.48	$0.84
Diluted	$(0.27)	$(0.32)	$0.48	$0.83

Weighted average shares used in the calculation of basic and diluted net income (loss) and adjusted net income (loss) per common share
Basic	64,767	65,028	64,660	65,086
Diluted	64,767	65,028	64,660	65,849

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted EBITDA (non-GAAP):	Three Months Ended		Nine Months Ended
	April 2, 2023	March 27, 2022	April 2, 2023	March 27, 2022

Net income (loss)	$(70,993)	$(23,409)	$(22,155)	$51,860
Add: Interest expense and other, net	3,116	5,233	11,150	5,431
Add: Depreciation and amortization	13,267	12,693	40,276	36,251
Add: Income tax expense (benefit)	(16,767)	(8,080)	126	11,858
EBITDA	(71,377)	(13,563)	29,397	105,400
Add: Stock-based compensation	2,487	1,507	5,941	6,803
Add: Compensation charge related to NQ plan investment (depreciation) appreciation	(1,446)	(2,881)	(2,548)	111
Add: Goodwill and Intangible Impairment	64,586	-	64,586	-
Add: Transaction costs	201	25	444	540
Add: Litigation settlement	-	2,900	-	2,900
Adjusted EBITDA	$(5,549)	$(12,012)	$97,820	$115,754

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

Contacts

Investors:
Andy Milevoj
(516) 237-4617
amilevoj@1800flowers.com

Media:
Cherie Gallarello
cgallarello@1800flowers.com